Exhibit 99.1

China Industrial Waste Management, Inc. Announces Third Quarter 2008 Financial Results

Q3 Revenue Increased 37.5% to $3.2 Million

Revenue for the First Nine Months Increased 53.1% to $3.4 million, Net Income Increased 63.7% to $3.6 Million with EPS of $0.27

Management to Host Earnings Conference Call at 4:30 p.m. on November 17, 2008

The Company Revises Fiscal 2008 Guidance

DALIAN, China, November 17, 2008/Xinhua-PRNewswire-FirstCall/ — China Industrial Waste Management, Inc. (OTC Bulletin Board: CIWT - News,), an industrial waste processor and provider of environmental protection, pollution treatment and waste management design services in the People’s Republic of China (“PRC”), today announced its unaudited financial results for the third quarter of 2008 which ended September, 30, 2008.

Summary Financials:

	Q3 2008	Q3 2007
Operating Revenue	$3.2 million	$2.3 million
Gross Profit	$1.9 million	$1.6 million
Net Income	$0.83 million	$0.81 million
EPS (Diluted)	$0.06	$0.06

Third Quarter of 2008 Results (Unaudited):

Revenue for the third quarter of 2008 increased 37.5% to $3.2 million compared to $2.3 million for the same quarter in 2007. Revenue growth was driven by an increase in overall demand for the suite of services offered to the Company’s installed customer base, an increase in the number of customers and volume for our waste processing services, and broader sales network for our recycled commodities.

"Our business, like many throughout China, was impacted by the Beijing Olympic games. Despite this short term interruption we continued to experience positive momentum in all aspects of our business," commented Mr. Jinqing Dong, Chairman and CEO of China Industrial Waste Management. “Our municipal waste water treatment facility came online and began contributing to revenues during the third quarter. In addition, we completed construction for the Zhuorui project, which utilizes patented plasma technology to recycle waste catalyst for the oil industry. We plan to commence operations in the near term as testing is finalized and expect this business line to favorably impact our margin profile in the future. Lastly, we made the decision to maintain an inventory of recycled commodities rather than sell them at currently deflated prices and expect this will positively impact future net income" Mr. Dong further elaborated.

Quarterly gross profit for the third quarter of 2008 was $1.9 million, compared to $1.6 million for the same period last year, yielding gross margins of 58.3% and 67.5% respectively. The company prudently managed operating expenses during the third quarter which were $0.67 million compared to $0.71 million for the same period last year. Operating margins were 37.3% compared to 36.9% for the third quarter of 2008 and 2007, respectively.

Net income for the third quarter of 2008 increased 2.4% to $0.83 million from $0.81 million in the same year ago period. Corresponding net profit margins were 26.1% for the quarter. The Company recorded a tax rate of 9% for the quarter and will utilize a similar tax rate for the balance of the year and 2009. Earnings per diluted share were $0.06 compared to $0.06 based on 13.9 million and 13.2 million diluted shares outstanding.

First Nine Months of 2008 ending September 30, 2008

Total Revenues increased by 53.1% to $5.4 million for the nine months ended September 30, 2008 as compared to the nine months ended September 30, 2007.   Gross profit increased 50.6% to $6.6 million for the period compared to the first nine months of 2007 and gross margins were 66.2% compared to 67.3% for each respective period with the slight decrease resulting from the sharp increase in the price for raw materials compared to the year ago period. Operating expenses for the first nine months of 2008 increased by 1% to $2 million compared to the year ago period and positively impacted operating margins which were 45.9% compared to 36.5%. Net income for the nine months ended September 30 2008 increased by $1.4 million, or 63.7%, to $ 3.6 million compared to the year ago period. Earnings per share were $0.27 compared to $0.16 based on 13.4 million and 13.2 million diluted shares for each respective period.

Balance Sheet and Cash Flow Statement:

Cash and cash equivalents and restricted cash totalled $5.3 million on September 30, 2008 compared to $3.3 million on December 31, 2007. The Company had $4.4 million in working capital on September 30, 2008. Inventory was approximately $1.9 million on September 30, 2008 compared to $1.3 million on December 31, the majority which consists of metals extracted during the recycling process. Due to a sharp decline in the market price management determined it would be more advantageous to hold inventory until prices improved. The accounts receivable balance was $2.4 million on September 30, 2008, compared to $0.59 million on December 31, 2007 and annualized days sales outstanding for the third quarter of 2008 was 67 days. Shareholders’ Equity on September 30, 2008 was $22.0 million. Net cash provided by operating activities for the first nine months was $2.0 million.

"We continued to expand our customer base during the quarter as new global companies are relocating manufacturing facilities in Dalian. We are close to commencing operations for our municipal sludge treatment facility and continue to seek new BOT projects which provide long-term and recurring revenue stream. By leveraging our existing operating experience and technology in solid waste treatment business, we are penetrating new geographic markets in China. We believe our diversified business will continue the growth momentum due to the increasing government regulation and support to strengthen environmental services and protection in China” Mr. Dong concluded.

Recent Events:

•
During August and September and through three different closings, China Industrial Waste issued a total of 66 units of unregistered securities consisting of common stock and warrants at a purchase price of $60,000 per unit for gross proceeds of $3,960,000.

•
Zhuorui Resource Recycling Co., Ltd, the Company’s indirect majority-owned subsidiary, provides plasma arc melting, separation and purification of waste catalysts and treatment of industrial wastes. Valuable metals are extracted from the waste catalyst and sold while leftover slag is utilized to make cement. Due to obstacles encountered during the testing stage, the commercialization of Zhuorui has been temporarily delayed.

•
China Industrial Waste Management’s municipal Build-Operate-Transfer (BOT) waste water treatment facility commenced operations in third quarter. Another BOT unit, Dongtai Organic Waste Treatment, is expected to commence operations in the first quarter of 2009.

•
REVISION TO GUIDANCE - China Industrial Waste Management, Inc. now anticipates its earnings for the year ending December 31, 2008 will be $4.5 million versus previously published guidance of $7.8 million. The revised guidance primarily results from a combination of (a) operating delays encountered by Zhuorui Resource Recycling Co., Ltd., the Company’s indirect majority-owned, (b) temporary disruptions in the operations of some of the Company’s customers caused by the Olympic Games recently held in the PRC and (c) the recent decline worldwide for prices of recycled commodities, in light of which the Company has determined to maintain an inventory of recycled commodities rather than sell them at currently deflated prices.

Conference Call Information:

The conference call will take place at 4:30 p.m. ET on Monday, November 17, 2008. Interested participants should call 800-860-2442 when calling within the United States or 412-858-4600 when calling internationally. Utilize the pass code China Industrial for the call. This call is being web cast and can be accessed at the following link: http://www.visualwebcaster.com/event.asp?id=53505.

About China Industrial Waste Management, Inc.

China Industrial Waste Management, Inc., International Ltd., is engaged in the collection, treatment, disposal and recycling of industrial wastes principally in Dalian and surrounding areas in Liaoning Province, People's Republic of China through its 90%-owned subsidiary Dalian Dongtai Industrial Waste Treatment Co., Ltd. ("Dongtai") and other indirect subsidiaries. Dongtai treats, disposes of and/or recycles many types of industrial wastes, and recycled waste products used by customers as raw material to produce chemical and metallurgy products. In addition, Dongtai treats or disposes of industrial waste through incineration, burial or water treatment, and provides environmental protection services, technology consultation, pollution treatment services, waste management design processing services, waste disposal solutions, waste transportation services, onsite waste management services, and environmental pollution remediation services.

Cautionary Statement Regarding Forward-Looking Information

This release may include "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain such words as "may," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or the negative or other variations thereof or comparable terminology. These forward-looking statements are based on current expectations and projections about future events. Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, our actual performance may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission: the timing and magnitude of technological advances; the prospects for future acquisitions; the effects of political, economic and social uncertainties regarding the governmental, economic and political circumstances in the People's Republic of China, the possibility that a current customer could be acquired or otherwise be affected by a future event that would diminish their waste management requirements; the competition in the waste management industry and the impact of such competition on pricing, revenues and margins; uncertainties surrounding budget reductions or changes in funding priorities of existing government programs and the cost of attracting and retaining highly skilled personnel; our projected sales, profitability, and cash flows; our growth strategies; anticipated trends in our industries; our future financing plans; and our anticipated needs for working capital.

Forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

For more information, please contact:

Ms. Guo Xin, CFO

Tel: +86-411-8581-1229
Email: hellenguo@chinaciwt.com

Mr. Zhang Dazhi, Company Secretary
Tel: +86-411-8259-5339
Email: darcy.zhang@chinaciwt.com
Web: http://www.chinaciwt.com

Investors Contact:
Mr. Matthew Hayden, HC International
Tel: +561-245-5155
Email: matt.hayden@hcinternational.net
Web: http://www.hcinternational.net

###

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$5,332,934	$3,260,307
Trade accounts receivable, net	2,366,837	594,322
Other receivables	237,100	22,453
Inventory	1,866,807	1,332,349
Advances to suppliers	269,533	390,159
Deferred expense	18,235	42,784

Total current assets	10,091,446	5,642,374

Investment	2,789,747	2,633,354
Property, plant and equipment	5,227,587	4,697,305
Less: accumulated depreciation	(2,546,694)	(2,055,268)
Net property, plant and equipment	2,680,893	2,642,037
Construction in progress	12,791,631	7,410,255
Land usage right, net of accumulated amortization	1,703,778	1,732,074
Deposits	12,246	80,925
Related party receivable	978,534	388,796
Escrow account	750,000	-
Other asset	298,283	-
TOTAL ASSETS	$32,096,558	$20,529,815

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,281,890	$279,600
Short-term loan	3,355,166	1,369,000
Tax payable	125,387	93,954
Deferred sales	619,681	667,389
Accrued expenses	22,694	7,236
Related party payable	294,078	536,362
Other payable	20,919	343,207
Total current liabilities	5,719,815	3,296,748

Asset retirement obligation liability	497,152	437,619
Other long-term liabilities	1,026,389	620,979
TOTAL LIABILITIES	7,243,356	4,355,346

Minority interest in subsidiary	2,806,773	2,259,595

Stockholders' equity
Preferred stock: par value $.001; 5,000,000 shares authorized; none issued and outstanding	-	-
Common stock: par value $.001; 95,000,000 shares authorized; 14,534,175 and 13,220,843 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	14,534	13,221
Additional paid-in capital	5,362,324	1,968,634
Stock subscription	220,000	-
Other comprehensive income	2,102,158	1,153,728
Retained earnings	14,347,413	10,779,291
TOTAL STOCKHODERS' EQUITY	22,046,429	13,914,874

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$32,096,558	$20,529,815

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Service fees	$1,656,080	$1,227,503	$5,430,145	$2,855,733
Sales of cupric sulfate	423,891	334,728	1,804,481	1,382,499
Sales of recycled commodities	1,115,150	762,352	2,671,634	2,233,586
Operating revenue	3,195,121	2,324,583	9,906,260	6,471,818

Cost of service fees	478,550	391,652	1,165,466	862,352
Cost of cupric sulfate	212,132	94,975	737,235	388,016
Cost of recycled commodities	639,923	269,032	1,447,399	868,736
Costs of revenue (including depreciation)	1,330,605	755,659	3,350,100	2,119,104

Gross profit	1,864,516	1,568,924	6,556,160	4,352,714

Operating expense:
Selling expenses	233,783	306,492	648,886	788,516
General and administrative expenses	439,021	404,766	1,356,797	1,201,773
Total operating expenses	672,804	711,258	2,005,683	1,990,289

Income from operations	1,191,712	857,666	4,550,477	2,362,425

Other income (expense):
Investment loss	(5,494)	-	(15,946)	-
Interest income	11,441	11,770	17,627	23,659
Other income	1,934	13,568	8,388	15,054
Other expense	(168,349)	(3,069)	(170,010)	(3,122)
Total other income (expense)	(160,468)	22,269	(159,941)	35,591
Net income from continuing operations before minority interest and income tax	1,031,244	879,935	4,390,536	2,398,016

Income tax provision	(103,499)	-	(437,945)	-

Income from continuing operations	927,745	879,935	3,952,591	2,398,016

Discontinued operation, net	-	(5,221)	-	(5,221)

Minority interest	95,033	61,598	384,470	212,775

Net income	$832,712	$813,116	$3,568,121	$2,180,020

Foreign currency translation adjustment	202,900	163,314	948,408	387,455

Comprehensive income	$1,035,612	$976,430	$4,516,529	$2,567,475

Basic weighted average shares outstanding	13,902,510	13,220,843	13,392,040	13,220,843

Diluted weighted average shares outstanding	13,902,510	13,220,843	13,392,040	13,220,843

Basic and diluted net earnings per share	$0.06	$0.06	$0.27	$0.16

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended September 30,
	2008	2007

Cash flows from operating activities:
Net income	$3,568,121	$2,180,020
Adjustments to reconcile net income to net cash
provided by operating activities:
Minority interest	547,178	212,775
Depreciation	491,426	330,581
Amortization	28,296	27,069
Bad debt allowance	7,782	-
Stock issued for services	117,100	12,000
Accretion expenses	59,533	21,016
Loss on disposal of subsidiary	-	5,221
Loss on equity investment	(156,393)	-
Value added tax credit	(298,283)	-

Changes in operating assets and liabilities:
Accounts receivable	(1,780,297)	(229,964)
Inventory	(534,458)	(613,760)
Other receivables	(214,646)	(345,230)
Advance to suppliers	120,626	(9,205)
Prepaid expense	-	(18,144)
Deposits	68,679	-
Accrued expense and deferred sales	(7,701)	452,817
Accounts payable	680,002	264,065
Tax payable	31,433	(32,826)
Escrow account	(750,000)	-
Net cash provided by operating activities	1,978,398	2,256,435

Cash flows from investing activities
Investment in subsidiary	-	(2,623,370)
Purchase of property and equipment	(530,282)	(187,172)
Construction contracts	(5,381,376)	(4,697,512)
Due from related party	(589,738)	(28,635)
Due to related party	(242,284)	(480,299)
Proceeds on sale of equity investments	-	33,934
Net cash used in investing activities	(6,743,680)	(7,983,054)

Cash flows from financing activities
Proceeds from short term loans	3,433,235	-
Repayment of short term loans	(1,447,069)	-
Proceeds from issuance of common stock	3,277,903	-
Stock subscription	220,000	-
Subsidy received from government	405,410	396,246
Net cash provided by financing activities	5,889,479	396,246

Effect of exchange rate on cash	948,430	149,741

Net increase (decrease) in cash and cash equivalents	2,072,627	(5,180,632)

Cash and cash equivalents, beginning of period	3,260,307	6,478,978
Cash and cash equivalents, end of period	$5,332,934	$1,298,346

Supplemental cash flow information:
Cash paid during the year for:
Interest	$163,140	$-
Income taxes	$-	$-
Non-cash financing activities:
Common stock issuance cost	$113,000	$-